EXHIBIT 12.1

STATEMENT RE: COMPUTATIOPN OF HISTORICAL
RATIO OF EARNINGS TO FIXED CHARGES

	Successor
	Three months ended March 31,		Year ended December 31,								October 14 – December 31		Predecessor January 1 – October 14
	2009		2008		2007		2006		2005		2004*		2004*

Income before income taxes	$6,972		$21,757		$27,577		$19,443		$9,116		$685		$11,080
Add: Fixed charges	269		1,517		1,986		4,113		4,515		940		55
Less: Capitalized interest	—		—		—		—		—		—		—
Preference security dividends	—		—		782		2,100		2,100		(460)		—
Earnings	$7,241		$23,274		$29,563		$23,556		$13,631		$1,165		$11,135

Interest expense	$206		$1,248		$910		$1,755		$2,179		$446		$24
Deferred financing cost	63		249		208		171		171		41		24
Non-cash interest expense	—		22		87		87		65		(7)		7
Preference security dividends	—		—		782		2,100		2,100		460		—
Capitalized interest	—		—		—		—		—		—		—
Fixed charges	$269		$1,517		$1,986		$4,113		$4,515		$940		$55

Ratio of earnings to fixed charges	26.9	x	15.3	x	14.5	x	5.2	x	2.6	x	1.2	x	202.5	x

*In October 2004, the Company was acquired by Orion Marine Group, Inc., formerly known as Hunter Acquisition Corp., a corporation formed and controlled by its former principal stockholders. For accounting purposes, the company as it existed until the time of the acquisition by Hunter Acquisition Corp. is referred to as the “Predecessor” and the company as it has existed since the acquisition is referred to as the “Successor.”